EXHIBIT 10.a

POLARIS INDUSTRIES INC.
SENIOR EXECUTIVE
ANNUAL INCENTIVE COMPENSATION PLAN

As Amended and Restated
Effective February 27, 2018

1.     Purpose. The Polaris Industries Inc. Senior Executive Annual Incentive Compensation Plan is intended to provide incentives for Eligible Senior Executives to attain and maintain the highest standards of performance, to attract and retain key executives of outstanding competence and ability, to stimulate the active interest of key executives in the development and financial success of the Company, to further align the identity of interests of employees with those of the Company’s shareholders generally and to reward executives for outstanding performance when certain objectives are achieved. This amendment and restatement of the Plan is effective as of February 27, 2018.

2.     Definitions. As used herein, the terms set forth below shall have the following respective meanings:

(a)    “Board” means the Board of Directors of the Company.

(b)    “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(c)    “Committee” means the Committee appointed by the Board to administer the Plan.

(d)    “Company” means Polaris Industries Inc., a Minnesota corporation and its successors and assigns.

(e)    “Effective Date” means January 1, 2004.

(f)    “Eligible Senior Executive” means any senior executive employee of the Company designated by the Committee as eligible to receive an Incentive Compensation Award pursuant to the Plan.

(g)    “Incentive Compensation Award” means an incentive compensation award payable under this Plan.

(h)    “Incentive Compensation Award Period” means, with respect to an Incentive Compensation Award, as determined by the Committee, the calendar year beginning on or after the Effective Date with respect to which the achievement of the performance objective(s) applicable to such Incentive Compensation Award is to be determined. It is expressly intended that any particular calendar year may be included in the Incentive Compensation Award Period of multiple Incentive Compensation Awards.

(i)    “Participant” means, with respect to an Incentive Compensation Award Period, an Eligible Senior Executive selected by the Committee to receive an Incentive Compensation Award for such Incentive Compensation Award Period as provided in Section 5 of this Plan.

(j)    “Plan” means the Polaris Industries Inc. Senior Executive Annual Incentive Compensation Plan, as it may be amended from time to time.

3.     Administration. The Committee shall interpret the Plan, prescribe, amend, and rescind rules relating to it, select eligible Participants, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants. To the extent permitted by law, all members of the Board of Directors, including the members of the Committee, shall be indemnified and held harmless by the Company with respect to any loss, cost, liability or expense that may be reasonably incurred in connection with any claim, action, suit or proceeding which arises by reason of any act or omission under the Plan so long as such act or omission is taken in good faith and within the scope of the authority delegated herein.

4.     Compliance with Section 409A. The Plan shall be administered to comply with Section 409A of the Code, and if any Plan provision is found not to be in compliance with Section 409A of the Code, the provision shall be deemed modified as necessary to meet the requirements of Section 409A of the Code.

5.     Selection of Participants and Performance Objectives. Prior to the commencement of each Incentive Compensation Award Period, or at such later time as determined by the Committee in its discretion, the Committee shall determine in writing (i) the Participants who shall be eligible to receive an Incentive Compensation Award for such Incentive Compensation Award Period, (ii) the performance objective(s) applicable to such Incentive Compensation Award, which shall be based on any one or more of the business criteria determined by the Committee, and (iii) the formula for computing the amount of the Incentive Compensation Award payable to each Participant if the performance objective(s) is(are) achieved. The amount of an Incentive Compensation Award may be denominated in cash and/or in shares of the Company’s common stock, provided that all amounts paid under the Plan shall be in cash. Any performance objective based on one or more business criteria may, in the Committee’s discretion, be expressed in absolute amounts, on a per share basis, relative to one or more other business criteria, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or a published or special index (including stock market indices) or other external measures, and may relate to the performance of one or any combination of the Company as whole, a business unit, a geographic region, or one or more subsidiaries of the Company or a Participant’s individual performance .

6.    Establishing Performance Objectives. In establishing and measuring achievement against a performance objective applicable to any Incentive Compensation Award Period, the Committee may provide that one or more adjustments may be made to the business criteria on which the performance objective is based under such circumstances as the Committee shall determine in its discretion, which may include adjustments for events such as the following that occur during an Incentive Compensation Award Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) acquisitions or divestitures, (vii) foreign exchange gains and losses and (viii) other events that are unusual in nature or occur infrequently.

7.    Incentive Compensation Award Determination. The Committee shall make a written determination prior to payment of an Incentive Compensation Award as to the degree to which the applicable performance objective(s) has(have) been attained and the resulting Incentive Compensation Award payment amount. With respect to any such Committee determination, approved minutes of the meeting in which the determination is made shall be treated as written determination.

8.     Discretion to Reduce or Increase Awards. The Committee, in its sole and absolute discretion, may reduce or increase the amount of any Incentive Compensation Award that would otherwise be payable to a Participant based on such factors as the Committee deems relevant and appropriate.

9.     Active Employment Requirement. Except as provided below, an Incentive Compensation Award shall be paid for an Incentive Compensation Award Period only to a Participant who is actively employed by the Company (or on approved vacation or other approved leave of absence) throughout the Incentive Compensation Award Period and who is employed by the Company on the date the Incentive Compensation Award is paid. The Committee may in its sole discretion (i) grant an Incentive Compensation Award for an Incentive Compensation Award Period to a Participant who is first employed or who is first promoted to a position conferring eligibility to participate in this Plan during the Incentive Compensation Award Period, or (ii) authorize payment of an Incentive Compensation Award to a Participant whose employment is terminated during the Incentive Compensation Award Period because of the Participant’s retirement (as defined in the Company’s 401(k) plan), death, or disability as defined in Section 22(e)(3) of the Code. In such cases of active employment for part of an Incentive Compensation Award Period, a pro rata Incentive Compensation Award may be paid for the Incentive Compensation Award Period.

10.     Payment and Deferrals of Incentive Compensation Award.

(a)    An Incentive Compensation Award shall be paid to the Participant for the Incentive Compensation Award Period as provided in this Plan. The Company shall pay the Incentive Compensation Award to the Participant in such form as the Committee may determine and at such time as the Committee may determine after the Committee certifies that the Incentive Compensation Award is payable as provided in Section 8, but no later than March 15 of the year following the year in which the Incentive Compensation Award Period ends. In the event of the Participant’s death, any Incentive Compensation Award shall be paid to the Participant’s spouse or, if there is no surviving spouse, the Participant’s estate. Payments under this Section shall operate as a complete discharge of the Committee and the Company. The Company shall deduct from any Incentive Compensation Award paid under the Plan the amount of any taxes required to be withheld by the federal or any state or local government.

(b)    The Committee may, in its sole and absolute discretion, permit an Eligible Senior Executive who is entitled to receive an Incentive Compensation Award to elect to defer payment of such Incentive Compensation Award in accordance with the terms of the Polaris Industries Inc. Supplemental Retirement/Savings Plan.

11.     Limitation of Rights. Nothing in this Plan shall be construed to (a) give any employee of the Company any right to be awarded an Incentive Compensation Award; (b) give a Participant any rights whatsoever with respect to shares of common stock of the Company; (c) limit in any way the right of the Company to terminate an Eligible Senior Executive’s employment with the Company at any time for any reason or no reason; (d) give a Participant or any other person any interest in any fund or in any specific asset or assets of the Company; or (e) be evidence of any agreement or understanding, express or implied, that the Company will employ an Eligible Senior Executive in any particular position or at any particular rate of remuneration.

12.     Non-Exclusive Arrangement. The adoption and operation of this Plan shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

13.     Nonassignment. The right of a Participant to the payment of any Incentive Compensation Award under the Plan may not be assigned, transferred, pledged, or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution, or other legal process.

14.     Amendment or Termination of the Plan. The Board may amend or terminate the Plan at any time, except that no amendment or termination shall be made that would impair the rights of any Participant to an Incentive Compensation Award that would be payable were the Participant to terminate employment on the effective date of such amendment or termination, unless the Participant consents to such amendment or termination.

15.     Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Minnesota, other than the conflict of law provisions of such laws.